Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is effective as of September 1, 2023 (the “Effective Date”), by Simulations Plus, Inc., a California corporation (the “Company”), and Shawn O’Connor, an individual (the “Employee”) with reference to the following facts:

A.The Company desires to secure the services of the Employee as Chief Executive Officer (“CEO”).

B.The Employee agrees to perform such services for the Company under the terms and conditions set forth in this Agreement.

In consideration of the mutual promises, covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the Company and the Employee as follows:

1.Representations and Warranties. The Company represents and warrants that it is empowered under its Articles of Incorporation and Bylaws to enter into this Agreement. The Employee represents and warrants that he is under no employment contract, bond, confidentiality agreement, or any other obligation that would violate or be in conflict with the terms and conditions of this Agreement or encumber his performance of duties assigned to him by the Company. The Employee further represents and warrants that he has not signed or committed to any employment or consultant duties or other obligations that would divert his full attention from the duties assigned to him by this Agreement; provided, that the foregoing limitations shall not be construed as prohibiting Employee from making personal investments or participating in business activities or community affairs in such form or manner as will not prevent Employee from performing his duties and responsibilities hereunder or cause Employee to violate the terms of Section 6 hereof. The parties agree that that Employment Agreement dated September 3, 2020 between the Company and the Employee, as amended by that First Amendment dated November 19, 2021, is hereby terminated as of the Effective Date.

2.Employment and Duties. The Company hereby employs the Employee as Chief Executive Officer and the Employee hereby accepts such employment during the Term. As CEO, the Employee shall have such duties, authority and responsibility as shall be consistent with the Employee’s position and such other duties as assigned by the Board of Directors of the Company (the “Board of Directors”).

3.Term. Subject to the provisions of Section 5, the initial term of this Agreement shall commence on September 1, 2023 and end on December 31, 2024 (the “Initial Term”). If the Agreement is not terminated pursuant to Section 5, the Agreement shall automatically renew for successive one (1) year terms, each such term ending December 31 of the applicable year, unless either party to the Agreement gives written notice to the other of a desire to change, amend, modify or terminate the Agreement, at least sixty (60) days prior to the end of the then existing term of the Agreement (each such renewal, together with the Initial Term, the “Term”). The Employee’s compensation will be reviewed subsequently on an annual basis and may be revised based on recommendations from the Compensation Committee.

4.Compensation. In full and complete consideration for the employment of Employee hereunder, each and all of the services to be rendered to the Company by the Employee, and each and all of the representations, warranties, covenants, agreements and promises undertaken by the Employee pursuant to this Agreement, the Employee shall be entitled to receive compensation as follows:

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4.1Base Salary. The Employee shall receive from the Company a base salary of five hundred fourteen thousand and eight hundred dollars ($514,800) per year, payable in equal, bi-weekly installments (the “Base Salary”). Employee’s Base Salary is subject to annual review by the Board of Directors and may be changed from time to time at the Board of Directors’ sole discretion, based upon recommendation by the Compensation Committee of the Board of Directors. From each payment of Base Salary, the Company will withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal income tax, state income tax, federal Social Security tax, state disability insurance premiums, and any and all other amounts required by law to be withheld from the Employee's salary.

4.2Performance Bonus. For each fiscal year during the term of this Agreement, the Employee shall be eligible to receive a performance bonus based upon actual performance in relation to specific performance metrics and paid in the form of both cash and stock options. as defined in Sections 4.2(a) and 4.2(b) below (the “Performance Bonus”). Such metrics and their corresponding targets will be annually determined by the Employee and the Compensation Committee of the Board of Directors, who will annually approve the final form. The metrics and their corresponding targets will consist of strategic and financial Company and individual goals. The Employee must be employed by the Company on the last date of the fiscal year to be eligible for the Performance Bonus related to the previous fiscal year. The Company reserves the right to make no payment of the Performance Bonus if the (a) Employee’s performance or (b) Company’s financial performance does not warrant the payment of Performance Bonuses. Employee’s Performance Bonus, including the relevant targets for both the cash bonus and stock option portions of the Performance Bonus, is subject to annual review by the Board of Directors and may be changed from time to time at the Board of Directors’ sole discretion, based upon recommendation of the Compensation Committee of the Board of Directors.

(a)Cash Bonus. For each fiscal year during the Term of this Agreement, the Employee shall be eligible to receive a target cash performance bonus based on individual and corporate metrics, which target shall be 75% of the Employee’s Base Salary; provided, however, that the actual amount of such cash bonus may be less than or exceed the target amount and shall be determined by the Board of Directors, in its sole discretion, based upon recommendation by the Compensation Committee of the Board of Directors.

(b)Stock Options. For each fiscal year during the Term of this Agreement, the Employee shall be eligible to receive a stock option grant, with a target of 50,000 stock options, to be issued under the Company’s 2021 Equity Incentive Plan, as amended; provided, however, that the actual number of options granted may be less than or exceed the target amount and shall be determined by the Board of Directors, in its sole discretion, based upon recommendation by the Compensation Committee of the Board of Directors.

(c)In addition to the cash bonus and stock options defined in Sections 4.2(a) and 4.2(b), the Board of Directors will have, at its discretion, the ability to award an additional cash bonus up to $75,000 and an additional grant of 7,500 stock options under the Company’s 2021 Equity Incentive Plan, as amended, based on the Employee’s and the Company’s performance. This could be tied to M&A activities, exceeding Company performance goals or other exemplary company-wide activities (at the Board of Directors’ discretion, based upon recommendation by the Compensation Committee of the Board of Directors). Employee must be employed by the Company on the last date of the calendar year to be eligible to receive this bonus.

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4.3Benefits. The Company shall provide to the Employee, and the Employee shall be entitled to receive from the Company, such health insurance and other benefits which are appropriate to the office and position of Employee, adequate to the performance of his duties and not inconsistent with that which the Company customarily provides at the time to its other management employees. The Employee's right to vacation and sick leave shall be determined in accordance with the policies of the Company as may be in effect from time to time and as are approved by the Board of Directors. Employee shall have the right to reimbursement of customary, ordinary and necessary business expenses, including travel, incurred in connection with the rendering of services and performance of the functions required hereunder in accordance with the policies of the Company as may be in effect from time to time and as are approved by the Company’s Board of Directors. Such expenses are reimbursable only upon presentation by Employee of appropriate documentation pursuant to the policies adopted by the Company’s Board of Directors. Employee’s main corporate business office will be the Company’s Headquarters in Lancaster, California. However, on a day-to-day basis he may also choose to work from his home if business needs do not require a physical presence in Lancaster. Employee will be reimbursed for any expenses associated with working out of the Lancaster office.

4.4Clawback of Incentive-Based Compensation. Notwithstanding the foregoing, all incentive-based compensation payable to Employee during the Term of this Agreement shall be subject to clawback in accordance with Company policies, as may be adopted and/or amended from time to time, in accordance with applicable law, including, without limitation, the Securities and Exchange Commission’s rules and regulations and/or rules of the exchange on which the Company’s equity securities may be listed from time to time.

5.Termination of Employment.

5.1Expiration of the Term of Agreement. This Agreement shall be automatically terminated upon the expiration of the Term, or as sooner agreed to by both the Employee and the Company in writing in the event this Agreement is superseded by a new agreement. Upon such termination, the Company shall have no further liability to the Employee for any payment, compensation or benefit whatsoever under this Agreement except with respect to (a) the Employee's salary and benefits through the effective date of the Employee's termination, and (b) such other compensation or benefits (if any) which, by the terms of the applicable plan or policy, is payable to the Employee after termination of employment.

5.2By Death. This Agreement shall be terminated upon the death of the Employee. The Company's total liability in such event shall be limited to payment of (a) the Employee's salary and benefits through the date of the Employee's death, and (b) such other compensation or benefits (if any) which, by the terms of the applicable plan or policy, is payable after the Employee's death.

5.3By Complete Disability. Employee’s employment may be terminated due to his complete disability. The complete disability of Employee (“Complete Disability”) means Employee’s inability to perform Employee’s duties under this Agreement, by reason of any condition of mind or body, physical or mental, which prevents Employee from satisfactorily performing his essential duties, with or without reasonable accommodation, for a period of at least one hundred eighty (180) consecutive days. The Company’s total liability in such event shall be limited to payment of the Employee’s salary and benefits through the effective date of termination upon Complete Disability.

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5.4For Cause. The Company reserves the right to terminate this Agreement immediately, at any time, by providing written notice to Employee that his employment is being terminated for “Cause.” The Company has “Cause” to terminate Employee’s employment if, in the reasonable opinion of the Company’s Board of Directors: the Employee fails or refuses to faithfully and diligently perform the usual and customary duties of his employment which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Employee; commits any material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; is guilty of gross carelessness or misconduct; fails to obey the lawful direction of the Company’s Board of Directors; fails or refuses to comply with the material policies, standards and/or rules of the Company which from time to time may be established; violates any term or condition of this Agreement; or acts in any way that has a direct, substantial and adverse effect on the Company’s reputation. The Company’s total liability to the Employee in the event of termination of the Employee's employment under this section shall be limited to the payment of the Employee's salary and benefits through the effective date of termination.

5.5Without Cause. The Company reserves the right to terminate this Agreement without cause for any reason whatsoever upon thirty (30) days' written notice to the Employee. Upon termination under this subsection, Employee shall be paid his salary and benefits through the effective date of termination. In addition, so long as Employee signs a release of all claims against the Company on a release form provided by the Company to him at that time, once the release becomes effective, the Employee shall:

(a)Receive a one-time payment of an amount equal to twelve (12) months of the Employee's Base Salary; and

(b)Remain on Employee’s existing benefits coverage under COBRA for twelve (12) months after termination date. The cost for this COBRA benefits coverage will be paid by the Company.

(c)Other than the one-time payment and the Company-paid COBRA coverage as described in Sections 5.5(a) and 5.5(b) above, the Company shall have no further obligation to pay the Employee any other compensation or benefits whatsoever. The Employee hereby agrees that the Company may dismiss him under this Section 5.5 without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to the Employee, whether made orally or contained in any document, pertaining to the Employee's relationship with the Company.

5.6Mutual Consent. This Agreement shall be terminated upon mutual written consent of the Company and the Employee. The Company’s total liability to the Employee in the event of termination of the Employee's employment under this Section 5.6 shall be limited to the payment of:

(a)The Employee's salary and benefits through the effective date of termination; and
(b)Such other compensation or benefits (if any) which, by the terms of the applicable plan or policy, is payable to the Employee after termination of employment, except as otherwise agreed by the parties in writing.

5.7Termination of Offices and Board. Upon termination of employment for any reason whatsoever, the Employee shall be deemed to have resigned from all offices, including the Board of Directors then held with the Company, if any.

6.Restrictions on Use or Disclosure of Confidential Matters, Proprietary Information and Trade Secrets.

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6.1During the Term of this Agreement, Employee will have access to confidential information of the Company and its customers. “Confidential Information” is information which is not generally known to the public and, as a result, is of economic benefit to the Company or its customers in the conduct of its business. The Company and Employee agree that Confidential Information shall include, but not be limited to, all information developed or maintained by the Company and/or its customers and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): techniques, designs, drawings, processes, inventions, development, equipment, prototypes, methods, databases, consulting agreements, product research, sales, marketing and strategic plans, programming plans, advertising and promotion plans, products and “availability” information, existing and developing software products, source code, object code, technical documentation, flow charts, test results, models, data, research, formulas, ideas, trade names, service marks, slogans, forms, customer lists, client contacts, pricing structures, business forms, marketing programs and plans, business plans and strategies, layout and design, financial information, financial structure, operational methods and tactics, cost information, the identity of suppliers or customers of the Company, accounting procedures, details, and any document, record or other information of the Company relating to the above. Confidential Information include not only information belonging to the Company or its customers which existed before the date of this Agreement but also information developed by Employee for the Company or its customers during the term of this Agreement and thereafter. The Employee will not disclose to anyone, directly or indirectly, any of such Confidential Information or use them other than as necessary in the course of his duties with the Company. All documents that the Employee prepares, or Confidential Information that might be given to him or that Employee himself might create in the course of his employment by the Company, are the exclusive property of the Company. During the Term and at any time thereafter, the Employee shall not publish, communicate, divulge, disclose or use any of such Confidential Information which has been reasonably designated by the Company as proprietary or confidential or which from the surrounding circumstances the Employee knows, or has good reason to know, or should reasonably know, ought to be treated by the Employee as proprietary or confidential without the prior written consent of the Company, which consent may not be unreasonably withheld by the Company.

6.2In the course of his employment for the Company, Employee will develop a personal relationship with the Company’s customers and knowledge of those customers’ affairs and requirements, which may constitute the Company’s only contact with such customers. The Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained herein.
Accordingly, the Employee agrees that while he is in the Company’s employ, he will not directly or indirectly:

(a)Attempt in any manner, to solicit from any customer (except on behalf of the Company’s) business of the type performed by the Company or to persuade any customer of the Company to cease to do business or reduce the amount of business which any such customer has customarily done or contemplates doing with the Company, whether or not the relationship with the Company and such customer was originally established in whole or in part through the Employee's efforts; or

(b)Engage in any business as, or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or any other form of business entity if such business form or entity is engaged in the business in which the Company is engaged; or

(c)Render any services of the type rendered by the Company to or for any customer of the Company; or

(d)Employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year in the Company’s employ.

6.3For a one (1) year period after the termination of this Agreement for any reason, Employee shall not, directly or indirectly, ask or encourage any employee(s) of the Company to leave their employment with the Company or solicit any employee(s) of the Company for employment elsewhere. The Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

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6.4Notice of Rights. Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets or Confidential Information, Employee is hereby notified that Employee may not be held criminally or civilly liable, under any applicable federal or state trade secret law, for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Employee is advised that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.5This entire Section 6 shall survive termination of this Agreement.

7.The Company’s Property.

7.1Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by the Employee in the course of his employment by the Company and which pertain to any aspect of the business of the Company, or their respective subsidiaries, affiliates or customers, shall be the sole and exclusive property of the Company, and the Employee shall make prompt report thereof to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

7.2All records, files, lists, drawings, documents, equipment and similar items relating to the Company’s business which the Employee shall prepare or receive from the Company in the course of his employment by the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement the Employee shall return promptly to the Company all property of the Company in his possession and the Employee represents and warrants that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to the Company, including, without limitation, documents or other materials created by the Employee for, or on behalf of, the Company. The Employee further represents and warrants that he will not retain in his possession any such software, documents or other materials in machine or human readable form.

7.3This Section 7 shall survive termination of this Agreement.

8.Outside Activities. During the Term, the Employee shall not, directly or indirectly, either as an officer, director, employee, representative, principal, partner, shareholder, employee, agent or in any other capacity, engage or assist any third party in engaging in any business competitive with the business of the Company, or engage in any other gainful occupation which requires his personal attention, without the prior written consent of the Company, which consent may be withheld by the Company in their sole and absolute discretion. Following his employment with the Company, the Employee shall not engage in unfair competition with the Company, aid others in any unfair competition with the Company, in any way breach the confidence that the Company has placed in the Employee or misappropriate any proprietary information of the Company.

9.Reports. The Employee, when directed, shall provide written reports to the Company with respect to the services provided hereunder.

10.Strict Loyalty. The Employee hereby covenants and agrees to avoid all circumstances and actions that reasonably would place the Employee in a position of divided loyalty with respect to his obligations under this Agreement.

11.Assignment. This Agreement may not be assigned to another party by the Employee without the prior written consent of the Company, which consent may be withheld by the Company, in their sole and absolute discretion.

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12.Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between the Company and the Employee concerning any aspect of the employment relationship, including any disputes relating to its termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the Federal Arbitration Act (“FAA”), as follows. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.
12.1Claims Covered by the Agreement. The Employee and the Company mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that the Company may have against the Employee or that the Employee may have against the Company or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated companies or corporation (collectively referred to for purposes of this Section 12 as “Company’s Parties”), relating to, resulting from, or in any way arising out of Employee’s employment relationship with Company and/or the termination of Employee’s employment relationship with Company, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for penalties or premium pay; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, those relating to performance or reputation); claims for discrimination, harassment, and/or retaliation (including, but not limited to, race, religious creed (which includes religious dress and grooming practices), color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex (which includes pregnancy, childbirth, breastfeeding, and related medical conditions), gender, gender identity, gender expression, age, sexual orientation, military or veteran status, or any other consideration made unlawful by federal, state or local laws, ordinances, or regulations); claims for violation of any leaves of absence or accommodations laws; claims for wrongful termination or whistleblowing; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for violation of trade secret, proprietary, or confidential information laws; claims for unfair business practices; claims for invasion of privacy; and claims for violation of any public policy, federal, state, or other governmental law, statute, regulation, or ordinance..

12.2Claims Not Covered by the Agreement. Claims the Employee may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes), unemployment compensation benefits, or claims under the Private Attorney General Act of 2004 (“PAGA”), California Labor Code Sections 2699 et seq. are not covered by this Arbitration section.

12.3Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by the Employee by serving or mailing a written notice to the Chairman of the Board of the Company. Arbitration may be initiated by the Company’s Parties by serving or mailing a written notice to the Employee at his last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

12.4Arbitration Procedures.

(a)After demand for arbitration has been made by serving written notice under the terms of Section 12.3 of this Agreement, the party demanding arbitration shall file a demand for arbitration with the office of Judicial Arbitration and Mediation Services (“JAMS”) located in Los Angeles, California. The arbitrator shall be selected from the JAMS panel and the arbitration shall be conducted pursuant to JAMS policies and procedures. All rules governing the arbitration shall be the rules as set forth by JAMS. If the dispute is employment-related, the dispute shall be governed by JAMS’ then-current version of the national rules for the resolution of employment disputes. JAMS’ then-applicable rules governing the arbitration may be obtained from JAMS’ website which currently is www.jamsadr.com.

(b)The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

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(c)Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 12.4(b) of this Agreement.

(d)Discovery shall be allowed and conducted pursuant to the then-applicable arbitration rules of JAMS, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

12.5Construction. These arbitration provisions shall be construed and enforced pursuant to the FAA. The Arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of these arbitration provisions, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Any disputes regarding the enforceability or validity of these arbitration provisions shall be resolved as if the arbitrator or other decision-maker, if any, is acting as a federal district court judge applying the FAA and its precedent.

12.6 Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or California law.

12.7Application for Emergency Injunctive and/or Other Equitable Relief. Claims by the Company or Employee for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information and/or a breach of the provisions of Sections 6, 7, and 8 of this Agreement shall be submitted to JAMS for emergency treatment. The parties agree that the JAMS administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only. The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief. The hearing officer shall conform his or her consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.

12.8Place of Arbitration. The arbitration will be at a mutually convenient location in Los Angeles, California. If the parties cannot agree upon a location, then the arbitration will be held at a JAMS’ office in Los Angeles.

12.9Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. The Company shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that the Employee would be required to bear if the action were brought in court.

12.10Waiver Of Jury Trial/Exclusive Remedy. The Employee and the Company knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

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12.11Waiver of Representative/Class Action Proceedings. Employee and Company knowingly and voluntarily agree to bring any claims governed by this Agreement in his/its individual capacity and not as a plaintiff, class member or representative in any purported class or representative action. They further agree to waive any right to participate in any representative or class action proceeding related to any claims governed by this Agreement. The Company and Employee also agree that the arbitrator may not consolidate more than one individual’s claims, and may not otherwise preside over any form of representative or class action proceeding, including, but not limited to, any representative action under California Business and Professions Code Sections 17200 et seq. For purposes of this Agreement, the term “representative” used in this section specifically excludes any claims, causes of action, or actions brought under PAGA (“PAGA claims”). Accordingly, any PAGA claims must be pursued in the appropriate court of law. However, if either Employee or the Company have other claims or actions against each other covered by this Agreement, then they agree that those non-PAGA claims must first be pursued in arbitration, regardless of which claims or actions were filed first. The pending court PAGA action shall be stayed pending full and final resolution of the arbitration pursuant to California Code of Civil Procedure Section 1281.2 and related law.

13.The Company’s Bylaws, Directions, Policies, Practices, Rules, Regulations and Procedures. The Employee agrees to become and remain thoroughly familiar with each and all of the Company’s bylaws, directions, policies, practices, rules, regulations and procedures that relate to the employment and/or to any of Employee's duties and/or responsibilities as an employee of the Company and to abide fully and by each and all of such bylaws, directions, policies, practices, rules, regulations and procedures. During the Term, the Employee shall be fully bound by and employed pursuant to each and all of the Company’s bylaws, directions, policies, practices, rules, regulations and procedures as now in effect or as may be implemented, modified or otherwise put into effect by the Company during the term of employment, regardless of whether such bylaws, directions, policies, practices, rules, regulations and procedures are oral or are set forth in any manual, handbook or other document, and it is solely the responsibility of Employee to become and remain fully aware of and familiar with each and all such directions, policies, practices, rules, regulations and/or procedures. In the event of any conflict between any provision of this Agreement and any provision of the Company’s directions, policies, practices, rules, regulations and/or procedures, the provisions of this Agreement govern for any and all purposes whatsoever.

14.Indemnification. The Company shall indemnify and hold the Employee harmless from any and all claims, demands, judgments, liens, subrogation or costs incurred by the Employee with respect to any shareholder derivative action or other claims or suits against the Company and/or their respective Boards of Directors by individuals, firms or entities not a party to this Agreement to the maximum extent permitted under California law.

15.General.

15.1Further Documents. Each party shall execute and deliver all further instruments, documents and papers, and shall perform any and all acts necessary reasonably requested by the other party, to give full force and effect to all of the terms and provisions of this Agreement.

15.2Successors and Assigns. Except where expressly provided to the contrary, this Agreement, and all provisions hereof, shall inure to the benefit of and be binding upon the parties hereto, their successors in interest, assigns, administrators, executors, heirs and devises.

15.3Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court or arbitrator to be invalid or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision and any such invalidity or unenforceability shall in no way affect any other provision of this Agreement, the application of any provision in any other circumstance or the validity or enforceability of this Agreement.

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15.4Notices. All notices or demands shall be in writing and shall be served personally, telegraphically or by express or certified mail. Service shall be deemed conclusively made at the time of service if personally served, 24 hours after deposit thereof in the United States mail properly addressed and postage prepaid, return receipt requested, if served by express Mail, and five days after deposit thereof in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail. Any notice or demand to the Company shall be given to:

Simulations Plus, Inc. 42505 10th Street West Lancaster, CA 93534-7059
Attention: Compensation Committee
and any notice or demand to the Employee shall be given to: Shawn O’Connor
______________
______________

Any party may, by virtue of a written notice in compliance with this Section, alter or change the address or the identity of the person to whom any notice, or copy thereof, is to be sent.

15.5Waiver. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of the term or condition for the future, or of any subsequent breach thereof or of any other term or condition thereof. Any party may waive any term, provision or condition included for the benefit of that party. Any and all waivers shall be in writing.
15.6Construction. Except as set forth in Section 12.5 above, this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and fully to be performed therein without regard to its principles of choice of law or conflicts of law. In all matters of interpretation, whenever necessary to give effect to any provision of this Agreement, each gender shall include the others, the singular shall include the plural, the plural shall include the singular and the terms “and” and “or” may be used interchangeably as the context so requires or implies. The title of the sections of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision or condition of this Agreement. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party.

15.7Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiation of the parties. Each party acknowledges that no representations, inducements or promises, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein. This Agreement cannot be changed, rescinded or terminated orally.

15.8Third Party Rights. The parties hereto do not intend to confer any rights or remedies upon any person other than the parties hereto and those referred to in Section 15.2 hereof so long as any such assignment by Employee was approved by the Company as provided in Section 11 hereof.

15.9Attorneys' Fees. In the event of any litigation between the parties respecting or arising out of this Agreement, the prevailing party shall be entitled to recover reasonable legal fees and costs, whether or not the litigation proceeds to final judgment or determination.

15.10Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute the whole of the agreement between the parties.

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IN WITNESS THEREOF, the parties have executed this Agreement as of the 1st day of November, 2023.

Company: SIMULATIONS PLUS, INC. By: /s/ Walter Woltosz Walter S. Woltosz, Chairman of the Board	Employee: /s/ Shawn O’Connor Shawn O’Connor

[Signature Page to Amended and Restated Employment Agreement]